UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 10, 2011

GSI COMMERCE, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-16611	04-2958132
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

935 First Avenue King of Prussia, Pennsylvania 19406
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: 610-491-7000

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On June 10, 2011, (i) lead plaintiff Erie County Employees Retirement System, on behalf of the Class (as defined below) and derivatively on behalf of nominal defendant GSI Commerce, Inc. (“GSI”) (referred to together as “Plaintiffs”), and (ii) defendants GSI, Michael G. Rubin, Michael R. Conn, J. Scott Hardy, Damon Mintzer, Christopher Saridakis, James F. Flanagan, M. Jeffrey Branman, Michael J. Donahue, Ronald D. Fisher, John A. Hunter, Josh Kopelman, Mark S. Menell, Jeffrey F. Rayport, Lawrence S. Smith, David Rosenblatt, Andrea M. Weiss, NRG Commerce, LLC, Gibraltar Acquisition Corp. (“Merger Sub”), and eBay Inc. (“eBay”), (referred to collectively as the “Defendants”), in the consolidated action (the “Delaware Action”) captioned In Re GSI Commerce, Inc. Shareholder Litigation, Consol. C.A. No. 6346-VCN, pending in the Court of Chancery of the State of Delaware (the “Court”), reached an agreement in principle providing for the settlement of the Delaware Action on the terms and conditions set forth in a memorandum of understanding, dated June 10, 2011 (the “MOU”).  Pursuant to the MOU, the Defendants agreed that in connection with the merger of Merger Sub, a wholly-owned subsidiary of eBay, into GSI (the “merger”), as described in the Definitive Proxy Statement on Schedule 14A filed by GSI with the Securities and Exchange Commission (the “SEC”) on May 11, 2011 (the “proxy statement”), which was supplemented by the Schedule 14A filed with the SEC on June 3, 2011, eBay will cause to be paid a settlement amount (the “Settlement Amount”) equal to $0.33 per share to GSI stockholders who hold GSI common stock and/or GSI equity incentive awards on the effective date of the merger, but excluding (1) GSI common stock and GSI equity incentive awards held by GSI’s directors and senior officers and (2) any shares of GSI common stock that are obtained through a conversion of any GSI debt securities on or after June 9, 2011.  The payment of the Settlement Amount is separate and distinct from the payment of the $29.25 per-share merger consideration to be paid pursuant to the terms of the merger to all of the stockholders of GSI (including those who will not receive the Settlement Amount) but will be paid contemporaneously with the payment of such per-share merger consideration.

The MOU further provides that: (1) the parties to the MOU will agree upon and execute a stipulation of settlement (the “Stipulation”), which will replace the MOU, and will submit the Stipulation to the Court for review and approval; (2) the Stipulation will provide for dismissal of the Delaware Action with prejudice on the merits; (3) the Stipulation will include a general release of the Defendants from any and all claims relating to, among other things, the merger, the Agreement and Plan of Merger, dated as of March 27, 2011, by and among, eBay, Merger Sub and GSI, and any disclosures made in connection therewith; and (4) the MOU is, and the Stipulation will be, conditioned on, among other things, consummation of the merger, certification of the Class, and final approval by the Court following notice to the Class.

The terms of the settlement were agreed after extensive arm’s length negotiations to resolve the claims asserted in the Delaware Action.  The settlement will not include any amendment or modifications of the terms of the merger, or affect the form or amount of consideration to be received by all of the GSI stockholders in the merger, as described in the proxy statement.

The Defendants have denied and continue to deny any wrongdoing or liability with respect to all claims, events, and transactions complained of in the Delaware Action or that they have engaged in any wrongdoing.  The Defendants have entered into the MOU to eliminate the uncertainty, burden, risk, expense, and distraction of further litigation.

For purposes of this filing, “Class” shall mean all record holders and beneficial owners of common stock of GSI together with their successors and assigns, during the period commencing from January 18, 2011 and ending at the effective time of the closing of the merger, but excluding (i) Defendants (and any senior GSI officers who are not defendants), (ii) any holders of convertible debt securities of GSI, and any associates, affiliates, legal representatives, heirs, successors in interest, transferees and assignees of (i) and (ii).

The acquisition, which will be financed with cash and debt, is now expected to close on June 17, 2011, subject to GSI shareholder approval and other customary closing conditions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GSI COMMERCE, INC.

June 13, 2011	By:	/s/ Michael R. Conn
Name: Michael R. Conn
Title: Executive Vice President, Finance and Chief Financial Officer